Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080

NASHUA REPORTS FIRST QUARTER 2005 RESULTS

     NASHUA, N.H., May 16, 2005 — Nashua Corporation (NYSE: NSH), a manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced financial results for the first quarter ended April 1, 2005.

Net sales for the first quarter of 2005 were $73.2 million, compared to $71.2 million for the first quarter of 2004. Gross margin for the first quarter of 2005 was $11.5 million, or 15.7%, compared to $13.9 million, or 19.6%, for the first quarter of 2004. Nashua reported a pretax loss of $2.6 million in the first quarter of 2005 compared to pretax income of $1.5 million in the first quarter of 2004. The results for the first quarter of 2005 included a $1.7 million special charge for severance, a $0.4 million pension curtailment charge related to the Company’s previously reported decision to exit the Toner business and a $0.6 million charge for severance related to general corporate and the Specialty Paper Products segment headcount reductions. Net loss for the first quarter of 2005 was $1.6 million, or $.27 per share, compared to net income $0.9 million, or $.16 per share, for the first quarter of 2004.

Andrew Albert, Chairman, President and Chief Executive Officer of Nashua Corporation said, “While sales increased compared to the same period last year, the market remains highly competitive and margins declined in the first quarter of 2005. Improving operating margin is a critical focus, and we are working to enhance margins during the remainder of 2005. In addition, while our decision to exit the Toner business and reduce general corporate and Specialty Paper Products segment costs lowered first quarter pretax earnings by approximately $2.7 million, these actions were necessary to improve Nashua’s operating platform. Also, they are consistent with our strategy to focus on opportunities that we believe will profitably grow our business and deliver shareholder value.”

Business Segment Highlights
Nashua’s Label segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment and general industrial markets, reported net sales for the first quarter of 2005 of $26.3 million, gross margin of $3.7 million, or 14.1%, and pretax income of $1.2 million. Net sales for the first quarter of 2004 were $25.8 million, gross margin was $4.6 million, or 17.7%, and pretax income was $1.9 million.

“The increased sales in the Label segment resulted from higher sales of automatic identification products, which more than offset decreases of supermarket scale and EDP label products,” said Albert. “Margins reflect pricing pressures in the label marketplace and were negatively impacted by material price increases that, in the near term, outpaced our ability to increase prices. The pretax income for the first quarter of 2005 was impacted by the lower margins.”

Albert stated, “We will pursue margin improvement during the remainder of the year as we endeavor to recover material price increases through either higher selling prices and/or material substitutions. In addition, we are actively pursuing strategic acquisitions that would enable Nashua to gain economies of scale in our Label Products segment or to enter complementary, higher-margin businesses.”

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During the first quarter of 2005, Nashua completed the installation of Radio Frequency Identification (RFID) inlet insertion equipment and commenced production of RFID ‘smart labels,’ an emerging technology designed to improve supply chain efficiency. “We have accepted orders from four customers, and expect to begin fulfilling those orders in the second quarter of 2005. We believe that the RFID marketplace is a logical extension of the automatic identification market, which is a part of our largest product line, and affords Nashua an opportunity to offer new and valuable products and services to customers,” noted Albert.

Nashua’s Specialty Paper segment, which includes the paper coating and converting operations, is the Company’s largest business segment. The Specialty Paper Products segment reported net sales for the first quarter of 2005 of $42.2 million, gross margin of $6.7 million, or 15.8%, and pretax income of $0.2 million. Net sales in the first quarter of 2004 were $40.3 million, gross margin was $8.1 million or 20.0%, and pretax income was $1.7 million.

“The rise in sales in the Specialty Paper segment was mainly attributable to increased sales of wide-format and thermal label face sheet products which offset declines in other product lines,” said Albert. “While the wide-format product line provided an anticipated positive impact to the segment’s margin, Specialty Paper Products was adversely affected by higher raw material prices in our point-of-sale and financial product lines which were not fully passed on to the customers. The pretax income for the first quarter of 2005 was negatively impacted by lower margins and the $0.4 million severance cost associated with the reduction of headcount in our coating and converting operations.

“During the second quarter we will be moving our Morristown, Tennessee wide-format manufacturing operations to the land and building acquired adjacent to our Jefferson City, Tennessee campus, which will enable us to more efficiently operate that business,” Albert stated. “We also are continuing to focus on value-added products and services that have the potential to offset marketplace-pricing pressures. As with our other businesses, we are focusing on recovering material price increases through higher selling prices. We continue to be willing to avoid business that does not afford an acceptable return.”

Nashua’s Imaging Supplies, or Toner, segment reported net sales for the first quarter of 2005 of $5.9 million, gross margin of $1.0 million, or 17.5%, and pretax loss of $2.0 million. Net sales for the first quarter of 2004 were $6.5 million, gross margin was $1.3 million or 20.2%, and pretax income was $146,000.

“Toner sales declined due to lower sales of Ricoh compatible toners and resins,” said Albert. “Margins were impacted by both lower sales volumes and higher manufacturing cost. Toner’s pretax loss reflects the special charge related to severance of $1.7 million and pension curtailment charge of $.4 million, both related to our decision to exit the toner business.”

Albert said, “We recently announced that we plan to exit the Toner business by March 31, 2006. As an update to the exit strategy, we have previously indicated that the land and buildings located in downtown Nashua, New Hampshire are under a purchase and sale agreement subject to the financing of the buyer, Southern New Hampshire Services. We have also received indications of interest and are in various stages of discussions with parties regarding the sale of intellectual property and equipment used in the Toner business. We also plan to seek buyers for the Company’s real estate located in Merrimack, New Hampshire. On an overall basis, while timing may vary, we expect that the exit of the Toner business should be cash positive for the Company.”

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Albert concluded, “As 2005 progresses, improved margins, realization of the cost reductions through a lower cost platform, volume shipments of RFID labels and successful implementation of the exit from the Toner business are essential to our success. If we fulfill our expectations, shareholder value should be created on a more sustainable platform.”

Use of Non-GAAP Measures
EBITDA is presented as supplemental information that management of Nashua believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide-format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

Forward-looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “should,” “will,” “expects,” “anticipates,” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the impairment of goodwill, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

First Quarter 2005 Earnings Results

NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

	(Unaudited)
Periods ended April 1 and April 2, respectively	Three Months
In thousands, except per share amounts	2005	2004
Net sales	$73,177	$71,232
Cost of products sold	61,672	57,287

Gross margin	$11,505	$13,945
Gross margin %	15.7%	19.6%
Selling, distribution and administrative expenses	11,102	11,416
Research and development expenses	562	554
Loss from equity investment	—	139
Interest expense, net	409	314
Special charges(1)	1,685	—
Net loss on curtailment of pension plans(2)	385	—

Income (loss) before income taxes	(2,638)	1,522
Income tax provision (benefit)	(1,018)	591

Net income (loss)	$(1,620)	$931

Basic earnings per share:
Net income (loss) per common share	$(0.27)	$0.16

Average common shares	6,079	5,957

Diluted earnings per share:
Net income (loss) per common share assuming dilution	$(0.27)	$0.15

Average common and potential common shares	6,079	6,069

(1)	Special charges for the three months ended April 1, 2005 represents a provision for severance related to a workforce reduction associated with our decision to exit the toner and developer business included in our Imaging Supplies segment.

(2)	Net loss on curtailment of pension plans for the three months ended April 1, 2005 represents a loss related to the curtailment of pension benefits for hourly employees included in our Imaging Supplies segment.

First Quarter 2005 Earnings Results

NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET

	(Unaudited)
	April 1	December 31
Dollars in thousands	2005	2004
Assets
Cash and cash equivalents	$504	$884
Restricted cash	789	1,202
Accounts receivable	33,523	33,501
Inventories	27,552	25,225
Other current assets	4,485	4,493

Total current assets	66,853	65,305
Plant and equipment, net	39,358	39,845
Goodwill, net of amortization	31,516	31,516
Intangibles, net of amortization	1,336	1,451
Other assets	14,220	12,843

Total assets	$153,283	$150,960

Liabilities and Shareholders’ Equity
Accounts payable	$19,427	$16,751
Accrued expenses	12,391	12,782
Current maturities of long-term debt	3,400	3,400
Current maturities of notes payable	710	710

Total current liabilities	35,928	33,643
Long-term debt	28,350	27,350
Notes payable	—	250
Other long-term liabilities	24,627	23,769

Total long-term liabilities	52,977	51,369
Common stock and additional capital	21,743	21,693
Retained earnings	55,644	57,264
Accumulated other comprehensive loss:
Minimum pension liability adjustment	(13,009)	(13,009)
Total shareholders’ equity	64,378	65,948

Total liabilities and shareholders’ equity	$153,283	$150,960

First Quarter 2005 Earnings Results

NASHUA CORPORATION
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION

	(Unaudited)
Periods ended April 1 and April 2, respectively	Three Months
In thousands	2005	2004
Net income (loss)	$(1,620)	$931
Add back:
Interest expense, net	409	314
Income tax provision (benefit)	(1,018)	591
Depreciation on fixed assets	1,907	1,844
Amortization of intangible assets	114	113

Earnings (loss) before interest, taxes, depreciation and amortization	$(208)	$3,793

First Quarter 2005 Earnings Results

NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended April 1 and April 2, respectively	Three Months
Dollars in thousands (Unaudited)	2005	2004
NET SALES
Label Products	$26,328	$25,773
Specialty Paper Products	42,226	40,288
Imaging Supplies	5,874	6,451
Reconciling Items:
Eliminations	(1,251)	(1,280)

Net sales	$73,177	$71,232

PRETAX INCOME/(LOSS)
Label Products	$1,163	$1,938
Specialty Paper Products	239	1,668
Imaging Supplies (1)	(1,982)	146
Reconciling Items:
Other income(2)	68	(11)
Unallocated corporate expenses	(1,717)	(1,905)
Interest expense, net	(409)	(314)

Total pretax income (loss)	$(2,638)	$1,522

DEPRECIATION AND AMORTIZATION
Label Products	$659	$611
Specialty Paper Products	934	907
Imaging Supplies	313	344
Reconciling Item:
Corporate	115	95

Total Depreciation and Amortization	$2,021	$1,957

INVESTMENT IN PLANT AND EQUIPMENT
Label Products	$485	$259
Specialty Paper Products	971	384
Imaging Supplies	5	77
Reconciling Item:
Corporate	17	93

Total Investment in plant and equipment	$1,478	$813

(1)	Imaging Supplies pretax loss for the three months ended April 1, 2005, includes special charges of $1.7 million representing a provision for severance related to workforce reductions and a net loss on curtailment of pension plans of $.4 million both associated with our decision to exit the toner and developer business.

(2)	Represents other operating activity which falls below the quantitative threshold for a reportable segment.